Pricing Supplement Dated March 10, 1999                       Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                        File No. 333-45373
 Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES
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Principal Amount:               $86,000,000              Trade date:            March 10, 1999
Currency or Currency  Unit:     US Dollars               Original Issue Date:   March 16, 1999
Issue Price:                    100%                     Agent's Discount or Commission: 0.12%
Net Proceeds to Issuer:         $85,896,800              Agent (s): Merrill Lynch & Co., Lehman
                                                                    Brothers Inc., and Chase Securities Inc.
Maturity Date:                  September 18, 2000       CUSIP Number: 69332H GV 2
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Interest:
    Fixed Rate:
    Floating Rate:
        Base Rate:    [   ]  Commercial Paper Rate [   ]  CD Rate[   ]  Federal Funds Effective Rate
                      [ X ]  LIBOR  [   ]  Treasury Rate  [  ] Prime Rate       [   ]  Other
                           (  ) Reuters Page:
                                                                                      (see attached)
                           ( X ) Telerate Page: __3750__

Spread:                      plus 0.50%

Initial Interest Rate:       To be determined March 12, 1999

Interest Reset Dates:        Monthly, on the 18th of each month or next Business Day commencing April
                             18, 1999

Interest Determination Date: Two London Banking Days prior to Interest Reset Date

Interest Payment Dates:      Monthly, on the 18th of each month or next Business Day commencing
                             April 18, 1999

Index Maturity:              1 Month

Day Count Convention: [ X ]  Actual/360               [   ]  Actual/Actual               [  ]  30/360

Option to Receive Payments in Specified Currency:  [   ]  Yes           [   ]  No

Redemption:
        [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
        [   ]  The Notes may be redeemed prior to maturity.
    Initial Redemption Date:
    Initial Redemption Price: _________________ %
    Annual Redemption Price Reduction:                   % until Redemption Price is 100% of the Principal Amount.
                                       ------------------


Repayment:
        [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
        [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
    Repayment Date:
    Repayment Price:        %

Discount Note: [   ]  Yes           [ X ]  No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:   [X]  Global   [   ]  Certificated

Agent's Capacity:     [   ]  Agent  [X]  Principal

If as Principal:
        [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
        [ ] The Agent proposes to offer the Notes at a fixed initial public offering price of _____________% of Principal Amount.

If as Agent:
        The Notes are being offered at a fixed initial public offering
price of      % of Principal Amount.

        The Agents or their affiliates from time to time perform investment banking and other general financing and banking services for the Company and its affiliates, including its parent company, Cendant Corporation("Cendant"). Federal class action lawsuits have been commenced against Cendant and others alleging securities law violations in connection with public statements relating to Cendant's common stock and its public offering of FELINE PRIDES("PRIDES") on February 24, 1998. Merrill Lynch, Pierce, Fenner, & Smith Incorporated, as an underwriter of the PRIDES offering, is or may be named as a defendant in certain of these cases. Chase Securities Inc. has been named as a defendant in the PRIDES case.
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